UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Meritage Homes Corporation

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C. Timothy White Executive Vice President – General Counsel tim.white@meritagehomes.com Direct: 480-515-8005 Fax: 480-375-2914

May 11, 2017

Institutional Shareholder Services

c/o Kathy Cohen

via email: kathryn.cohen@issgovernance.com

Dear Ms. Cohen:

This letter is in response to your recently issued voting recommendation report on Meritage Homes Corporation (the “Company”).

We respectfully request that ISS change its recommendation for shareholders to vote ‘against’ directors Peter Ax and Gerald Haddock, as we have addressed the objection that the Company’s governing documents do not allow shareholders to amend the Company’s bylaws. As reported on Form 8-K filed on May 10, 2017, the Board of Directors of the Company adopted Amended and Restated Bylaws to allow for stockholders to amend the Company’s bylaws. You may view the filing at http://investors.meritagehomes.com/Doc/Index?did=40633229.

We also respectfully request that ISS reconsider its negative Say on Pay vote recommendation based on the clarifications and supplemental information provided below and in the attached exhibit, which has been filed with the SEC as supplemental soliciting material.

•	ISS cited that the Company set all 2016 target goals for the Annual Incentive Compensation (“STI”) program below the respective 2015 achievement levels, and that payouts for 2016 were above target. The Company believes that ISS’s conclusion is inaccurate due to a misunderstanding of the level of the 2016 target award. We believe this misunderstanding may have been due to a change in how the Company presented the 2016 goals and results for the STI program, compared to how they were presented in the prior year. In the 2017 proxy statement, the Company presented in the Actual Results for 2016 Annual Incentive Compensation table (on page 35 of the proxy statement) actual results as measured against the intermediate “goal” performance levels, whereas in the comparable table in the 2016 proxy statement (on page 39), actual results were measured against the “target” performance levels.

Setting the standard for energy-efficient homes™

8800 E. Raintree Dr., Suite 300 | Scottsdale, AZ 85260 | 480.515.8100 | 480.998.9178

May 11, 2017

As illustrated in the table on page 31 of the proxy statement, however, achievement of intermediate “goal” levels of performance results in a payout of only 50% of “target.” To achieve a “target” level payout, the executive officers were required to achieve at 110%, 110% and 100% of the target performance level (for Adjusted EBITDA, home closings and customer satisfaction rating, respectively). Comparably, in 2015, to achieve a “target” level payout, the executive officers were required to achieve performance at the 100% level for each of these three measures.

The Company’s 2016 pre-set targets for 100% bonus payout were in fact above the respective 2015 actual results for all measures except the satisfaction rating component (which accounts for only 10% of the potential STI award), and actual 2016 results did in fact exceed those targets for all measures. As illustrated in the supplemental table on Exhibit 1, the 2016 targets for Adjusted EBITDA and Number of Home Closings were $290,898 and 6,995, respectively, compared with the 2015 targets of $287,109 and 6,448, respectively for the same metrics. This alternative supplemental presentation shows actual results for 2016 and 2015 against both “target” and intermediate “goal” levels of performance. This is an alternative presentation of the information contained in the Actual Results for 2016 Annual Incentive Compensation table presented on page 35 of the 2017 proxy statement, which shows actual results for 2016 against the intermediate “goal” levels of performance (which intermediate goal levels only provide for a 50% payout for 2016).

Also as supplemental information, the 2017 STI “target” performance levels were set above 2016 actual results for all measures other than the customer service rating component.

•	ISS cited CEO total pay showing a considerable increase from the prior year due to bonus payouts. We respectively emphasize to ISS that while CEO total pay did increase, the Company’s operating results were significantly better in 2016 than in 2015, which sensibly led to a higher payout in the annual bonus plan. Specifically, adjusted EBITDA results were $298,069,000 in 2016 vs. $271,234,000 in 2015, and the number of home closings was 7,355 in 2016 vs. 6,522 in 2015.

•	ISS cited that the CEO’s STI payout opportunity is relatively high. Without concurring with this conclusion, the Company acknowledges that the target opportunity of 250% of base salary is higher than some companies in the Company’s peer group. However, the CEO’s long term incentive opportunity (“LTI”) is only 200% of base salary, which the Company believes is relatively low compared to its peers. The Compensation Committee of the Company’s Board of Directors determined that for the CEO STI should be emphasized rather than LTI in light of the CEO’s significant stock ownership. Our CEO co-founded the Company and owns approximately 1.6 million shares, which represents approximately 4.0% of the total outstanding shares as of the proxy filing date. Since the CEO already owns a substantial number of shares, the Compensation Committee determined to set a lower LTI target to lesson shareholder dilution. In order to offset the lower-than-market LTI opportunity, the CEO’s STI opportunity was fairly set at a higher level.

May 11, 2017

Based on the above clarifications and supplemental information we believe that a lower level of ISS “concern” over pay for performance is warranted and respectively request that ISS consider the above as it relates to its Say on Pay vote recommendation.

We would welcome the opportunity to discuss the information in this letter with you in more detail at your earliest convenience and appreciate your consideration.

Sincerely,

Meritage Homes Corporation

/s/ C. Timothy White

C. Timothy White

Executive Vice President, General Counsel and Secretary

cc: Brent	Anderson, Vice President Investor Relations

May 11, 2017

EXHIBIT 1

SUPPLEMENTAL PRESENTATION OF ACTUAL RESULTS FOR 2016 AND 2015 ANNUAL INCENTIVE COMPENSATION:

Data presented for Steven J. Hilton is the same for all NEO’s		Named Executive Officer Steven J. Hilton	Payout as % of Target
Adjusted EBITDA ($ in thousands) (60%)
2016 Intermediate (Goal)	≥	$264,453	50%
2016 Target	≥	$290,898	100%
2016 Actual Results		$298,069	154.2%

2015 Intermediate	≥	$261,008	50%
2015 Target	≥	$287,109	100%
2015 Actual Results		$271,234	69.6%

Number of Home Closings (30%)
2016 Intermediate (Goal)	≥	6,359	50%
2016 Target	≥	6,995	100%
2016 Actual Results		7,355	200%

2015 Intermediate	≥	5,862	50%
2015 Target	≥	6,448	100%
2015 Actual Results		6,522	125.2%

Customer Satisfaction Rating (10%)
2016 Intermediate	≥	75	50%
2016 Target (Goal)	≥	80	100%
2016 Actual Results		88.9	189.0%

2015 Intermediate	≥	75	50%
2015 Target	≥	80	100%
2015 Actual Results		89.5	195.0%